EXHIBIT 99.1

Fifth Street Finance Corp. and Fifth Street Senior Floating Rate Corp. Release November 2015 BDC Newsletter

GREENWICH, CT, Nov. 10, 2015 (GLOBE NEWSWIRE) -- Fifth Street Finance Corp. (NASDAQ:FSC) ("FSC") and Fifth Street Senior Floating Rate Corp. (NASDAQ:FSFR) ("FSFR") released the November 2015 BDC newsletter today.

Middle Market Origination Report: Positioned for a Strong Finish to 2015

Middle market loan volume is down roughly 30% in the first three quarters of 2015 when compared to 2014 (1). We believe that reduced volumes are the result of a slowdown in LBO activity driven by higher purchase price multiples and recent market volatility.  However, the year has followed a normal seasonal pattern and our pipeline has been building into year end, setting the stage for the December quarter. Notwithstanding the overall reduction in volumes, lenders with direct origination franchises, such as Fifth Street, have demonstrated the ability to uncover pockets of opportunity even in challenging market environments.  During the first half of 2015, FSC and FSFR had gross originations of $821.3 million, which is in line with the first half of last year where FSC and FSFR had $820.0 million of gross originations.

SEC Proposes Liquidity Management Rules for Mutual Funds and ETFs

On September 22nd the SEC proposed legislation that requires open-end mutual funds and exchange-traded funds to better manage their liquidity. The legislation would obligate these funds to classify the liquidity of each portfolio asset and place a 15% limit on assets deemed to be illiquid. We believe that the implementation of these rules could present an opportunity for FSC and FSFR given that the new guidelines could reduce mutual fund and ETF demand for middle market broadly syndicated loans, as they may be less likely to purchase those assets. The proposed legislation is currently in the comment period and will need additional approval from the SEC Commissioners before it is implemented. While it is still in the early stages, we believe that the new liquidity management rules could positively impact the Fifth Street platform.

Technology Spotlight: Opportunities in Venture Debt

A recent trend in the technology investment space has been the proliferation of companies with valuations exceeding $1 billion – or "unicorns."  In order to achieve such lofty valuations, companies are issuing equity securities that not only behave like debt through their liquidation preferences, but also guarantee investors a multiple on investment, thus forcing these companies to pursue growth at all cost. In contrast, venture debt is far less dilutive and allows the company to adjust its operating strategy based on prevailing market conditions as the growth bar is much lower. As a result, we are cautiously optimistic that there will be more opportunities for our venture lending team to prudently invest in healthy, growing companies that will generate strong risk-adjusted returns. We focus on companies that have sustainable business models with non-cyclical demand drivers, as exhibited by investments FSC recently closed in Swipely, a payments and analytics company, and Quorum, a disaster recovery firm.

Executive Focus: Comments from FSC's CEO and FSFR's President, Todd Owens

Why do you think the BDC industry is trading below book value and how can the disparity be improved?

Over the last 18 months, the BDC industry has been negatively impacted by a number of events: the exclusion of BDCs from stock indexes, which reduced institutional investor interest; the plunge in oil prices and its impact on energy-focused businesses; concern around the credit cycle and the steady decline in yields paradoxically coupled with increasing concerns that rates would soon rise. As a result, BDC stock prices have been under pressure and the industry is trading at levels that we haven't seen since the credit crisis in 2009. I think investors are weary of credit generally and concerned specifically about the balance sheet exposures (particularly energy) in the BDC space. As the industry reports results that reduce these concerns, I hope that we will see renewed investor interest in the sector.

What are some trends you are seeing in the BDC industry?

Volumes are lower this year than last, though still following the typical seasonal pattern. As a result, we expect that we will see seasonally higher origination volumes as we head into year end. Pricing and terms have been reasonably static over the course of this year, though there is some hope that the volatility we have seen in the broader markets will translate into marginally better pricing in the middle market. On the credit side, we are seeing a reversion to mean, with a more typical level of credit issues in the industry and in our portfolio, which is a change from the largely benign credit environment over the last several years.

What opportunities are there for FSC and FSFR?

The investment tailwinds for the BDC industry continue. Regulatory pressure on banks is real and, if anything, increasing, which impairs the ability of banks to compete for middle market assets. More recently, the SEC liquidity proposals are likely to reduce the appetite of mutual funds and ETFs for these less liquid assets. As a result, I expect BDCs and other non-bank capital sources to continue taking market share. Having said that, as we head into an environment with increasing credit risk and market volatility, we need to be thoughtful about putting capital to work into high-quality assets with strong risk-adjusted returns. While we have the opportunity to grow our market shares, the risks around credit have increased as well.

FSC Completes Share Repurchases

During August and September, FSC executed on its previously announced plan to repurchase shares in the open market, completing an approximately $20 million buyback. Management and the Board of Directors will continue to evaluate repurchasing shares on the open market, as we seek ways to continue providing strong risk-adjusted returns to our shareholders and stabilize our net asset value per share.

Addressing the Recent Class Action Lawsuits

On October 22nd, we filed a Form 8-K that addresses two class action lawsuits filed against FSC. FSC believes that the claims are without merit and intends to vigorously defend itself against the plaintiffs' allegations.

We look forward to discussing our fiscal year results during FSC's and FSFR's respective earnings calls. FSC's conference call is scheduled for December 1, 2015, and FSFR's is scheduled for December 8, 2015. Information related to the earnings calls can be found on our Investor Relations website.

Sincerely,

The Fifth Street Team

(1) Thomson Reuters LPC's 4Q15 MM Investor Outlook Survey, 10/2/15. Middle market is defined as companies with EBITDA of $50MM or less.

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a leading specialty finance company that provides custom-tailored financing solutions to small and mid-sized companies, primarily in connection with investments by private equity sponsors. The company originates and invests in one-stop financings, first lien, second lien, mezzanine debt and equity co-investments. FSC's investment objective is to maximize its portfolio's total return by generating current income from its debt investments and capital appreciation from its equity investments. The company has elected to be regulated as a business development company and is externally managed by a subsidiary of Fifth Street Asset Management Inc. (NASDAQ:FSAM), a nationally recognized credit-focused asset manager with over $5 billion in assets under management across multiple public and private vehicles. With a track record of over 17 years, Fifth Street's platform has the ability to hold loans up to $250 million and structure and syndicate transactions up to $500 million. Fifth Street received the 2015 ACG New York Champion's Award for "Lender Firm of the Year," and other previously received accolades include the ACG New York Champion's Award for "Senior Lender Firm of the Year," "Lender Firm of the Year" by The M&A Advisor and "Lender of the Year" by Mergers & Acquisitions. FSC's website can be found at fsc.fifthstreetfinance.com.

About Fifth Street Senior Floating Rate Corp.

Fifth Street Senior Floating Rate Corp. is a specialty finance company that provides financing solutions in the form of floating rate senior secured loans to mid-sized companies, primarily in connection with investments by private equity sponsors.  FSFR's investment objective is to maximize its portfolio's total return by generating current income from its debt investments while seeking to preserve its capital.  The company has elected to be regulated as a business development company and is externally managed by a subsidiary of Fifth Street Asset Management Inc. (NASDAQ:FSAM), a nationally recognized credit-focused asset manager with over $5 billion in assets under management across multiple public and private vehicles.  With a track record of over 17 years, Fifth Street's platform has the ability to hold loans up to $250 million and structure and syndicate transactions up to $500 million.  Fifth Street received the 2015 ACG New York Champion's Award for "Lender Firm of the Year," and other previously received accolades include the ACG New York Champion's Award for "Senior Lender Firm of the Year," "Lender Firm of the Year" by The M&A Advisor and "Lender of the Year" by Mergers & Acquisitions.  FSFR's website can be found at fsfr.fifthstreetfinance.com.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of FSC and/or FSFR. Words such as "believes," "expects," "estimates," "projects," "anticipates," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in the companies' respective filings with the Securities and Exchange Commission (as applicable). The companies do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Investor Contact:
         Robyn Friedman, Senior Vice President,
         Head of Investor Relations
         (203) 681-3720
         ir@fifthstreetfinance.com

         Media Contact:
         Nick Rust
         Prosek Partners
         (212) 279-3115 ext. 252
         pro-fifthstreet@prosek.com